 Exhibit 10.3

ADDENDUM TO

2020 INDEPENDENT CONTRACTOR AGREEMENT

This Addendum modifies the Independent Contractor Agreement between MJ Harvest, Inc. (“MJHI” or the “Company”) and Contractor which covered calendar year 2020. The Addendum modifies the contract in the following ways:

1.	The Contract term is extended through December 31, 2022.
2.	The price at which the shares are calculated is the closing price of the MJHI common stock on the OTCQB market (or other public stock market if applicable) on the day the shares become issuable.
3.	The upcharge factor for issuance of restricted securities is changed to 20%, from 30% used in 2020.
4.	Each contractor is responsible for payment of their own legal opinion charges incurred to trade their shares in the OTCQB Market, and if such charges are billed to the Company, the Company will expect reimbursement from the contractor. Contractor agrees that the Company may withhold future issuances of share compensation until such legal opinion reimbursements are paid by Contractor to Company, if any are due.
5.	All other terms of the 2020 Independent Contractor Agreement remain in effect.

This Addendum is effective as of January 1, 2021 regardless of the date on which it is actually signed by the parties. This Addendum will control issuance of shares as compensation for the period from January 1, 2021 through December 31, 2022.

Agreed to:

MJ HARVEST, INC.	CONTRACTOR

________________________________________	____________________________________
Brad E. Herr, Chief Financial Officer Date	Patrick Bilton Date